Exhibit 23.3

CONSENT OF TIM SMITH

The undersigned hereby consents to the incorporation by reference in the Post-Effective Amendment to Form S-1 on Form S-3 (Registration No. 333-269693) being filed by U.S. GoldMining Inc., a Nevada corporation (the “Company”) to the undersigned (i) being named as a Qualified Person in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) of the Company; and (ii) the reference to the undersigned in the Annual Report as having reviewed and approved the technical and scientific information contained therein.

By:	/s/ Tim Smith
Name:	Tim Smith, P.Geo
Date:	April 16, 2026